Exhibit 10.2
BankUnited, Inc.

November 19, 2025

Re:    Transition and Advisory Services

Dear Leslie:

On behalf of BankUnited, Inc. (together with its subsidiaries and affiliates, the “Company”) and its Board of Directors, I want to thank you for your years of service to the Company, during which you have made many meaningful contributions. This letter (this “Letter Agreement”) sets forth the terms of your transition and your continued service to the Company.

1.Employment Termination; Transition Period and Consulting Period

Your service as Chief Financial Officer of the Company ceased effective as of November 10, 2025 (the “Transition Date”). From the Transition Date through and including January 2, 2026 (the “Employment Termination Date”, and such period, the “Transition Period”), you shall remain employed with the Company in the role of Executive Advisor, and you shall, subject to the terms of this Letter Agreement, continue to (a) receive your annual base salary at the rate in effect as of the date hereof, (b) participate in the health, welfare, retirement and other employee benefit plans of the Company in which you currently participate, (c) vest in any equity awards that you hold as of the date hereof (as described in Exhibit A hereto), and (d) be eligible to earn a 2025 Annual Incentive Award under the Company’s Annual Incentive Plan (as may be in effect from time to time), subject to achievement of any applicable performance metrics. The amount of your 2025 Annual Incentive Award, if any, shall be paid at the same time as Annual Incentive Plan awards are paid to other Named Executive Officers of the Company subject to such Plan, but in any event no later than March 15, 2026. Effective as of the Employment Termination Date, your employment with the Company shall terminate, and your participation in the Company’s health, welfare, retirement and other employee benefit plans shall cease.

Following the Transition Period, for a period beginning on January 3, 2026 and ending on December 31, 2027 (the “Consulting Period”), you shall continue to provide services to the Company in the role of Special Advisor, as a non-employee consultant to the Company. As Special Advisor, you will provide such services to the Company as you and the Chief Executive Officer may mutually agree in good faith are necessary or appropriate in furtherance of the transition of your duties hereunder. Your only compensation for such consulting services shall be the Equity Award Treatment (as defined below).

Exhibit 10.2
2.Equity Award Treatment

During the Transition Period and the Consulting Period, and in consideration for your consulting services and continued compliance with any restrictive covenants applicable to you (including those set forth in Section 3 of this Letter Agreement), you shall be eligible for continued vesting of the equity awards set forth on Exhibit A (the “Equity Award Treatment”). The Company will be entitled to cease the Equity Award Treatment, and to prompt return by you of any portion of, or the value of, any equity awards that vest pursuant to the Equity Award Treatment, if you violate this Letter Agreement or any restrictive covenants applicable to you.

Nothing in this Letter Agreement shall (a) prohibit the Company from terminating your employment prior to the Employment Termination Date in accordance with the “at-will” nature of your employment, or from terminating your services at any time prior to the end of the Consulting Period, or (b) prevent you from voluntarily terminating your employment prior to the Employment Termination Date or during the Consulting Period for any reason; provided that, if the Company terminates your employment without “Cause” (as defined for purposes of the equity awards set forth on Exhibit A) during the Transition Period, or if the Company terminates your services during the Consulting Period for any reason other than circumstances that would constitute “Cause” had you remained employed as of the date of such termination, then subject to your continued compliance with the terms of this Letter Agreement, including your compliance with the restrictive covenants referenced herein, you shall remain eligible for a 2025 Annual Incentive Award and the Equity Award Treatment, without regard to the occurrence of the Employment Termination Date or the termination of the Consulting Period. If your employment or service terminates for any other reason, or if you violate any restrictive covenants applicable to you, you shall not be entitled to any further payments or benefits from the Company (including the 2025 Annual Incentive Award and the Equity Award Treatment), other than any payments or benefits that are vested under the terms of the Company’s employee benefit plans or applicable law.

3.Restrictive Covenants

a.Reaffirmation. You hereby reaffirm your intent to be bound by any applicable restrictive covenants between you and the Company, including as set forth in any equity award agreements between you and the Company, during the Restricted Period (as defined herein). For purposes of this Letter Agreement (including Exhibit A hereto), the “Restricted Period” shall mean the period from the date of this Letter Agreement until December 31, 2027, including, for the avoidance of doubt, following any termination of your employment or services for any reason that occurs prior to such date, and without regard to any Change in Control (as defined in Exhibit A) that may occur prior to such date.

Exhibit 10.2
b.Non-Competition: Non-Solicitation of Employees. You acknowledge and recognize the highly competitive nature of the businesses of the Company and accordingly agrees that during the Restricted Period you will not: (i) directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, consultant, partner, or director with, any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) or holding company thereof that (A) has more than 50% of its deposits (as defined in 12 U.S.C. Section 1813(1)) in the State of Florida, (B) has more than 50% of its branches (measured by physical presence) in the State of Florida, or (C) has its principal place of business or headquarters in the State of Florida (a “Competitive Business”); or (ii) initiate or respond to communications with any of the employees of the Company who earned annually a base salary of $100,000 or more as a Company employee during the twelve-month period prior to the termination of such individual’s employment with the Company, for the purpose of soliciting such employee to work for any other business, individual, partnership, firm, corporation, or other entity; provided, however, that this prohibition will not apply to general advertising or solicitations made to the public generally that are not specifically targeted at employees of the Company. Notwithstanding anything to the contrary in this Letter Agreement, you may, directly or indirectly own, solely as an investment, securities of any person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if you (x) are not a controlling person of, or a member of a group which controls, such person and (y) do not, directly or indirectly, own 5% or more of any class of securities of such person.

c.Remedies. You acknowledge and agree that the remedies at law for a breach or threatened breach of any of the provisions of this Section 3 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to (i) the prompt return by you of any portion of, or the value of, any 2025 Annual Incentive Award previously paid to you, and forfeiture of any equity awards that vested or are scheduled to vest pursuant to Exhibit A or the repayment of the value of any equity awards that vested pursuant to Exhibit A that have been settled, or (ii) seek a temporary or permanent injunction or any other equitable remedy which may then be available, in addition to any other legal or equitable remedies the Company may have. It is expressly understood and agreed that although you and the Company consider the restrictions contained in this Section 3 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Letter Agreement is an unenforceable restriction against you, the provisions of this Letter Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. The period of time during which the provisions of this Section 3 shall be in effect shall be extended by the length of time during which you are in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

Exhibit 10.2
4.Miscellaneous

The payments and benefits contemplated by this Letter Agreement, including the Equity Award Treatment, are in full satisfaction of the obligations of the Company to you, including under your outstanding equity awards and any other plan, agreement, policy or arrangement of the Company (other than any vested or other rights to which you may be entitled under any other Company employee benefit or compensation plan by reason of your employment with the Company that cannot legally be waived).

This Letter Agreement shall be governed by the laws of the State of Florida, without reference to the choice of law rules that would cause the application of the law of any other jurisdiction. This Letter Agreement, together with your equity award agreements (as modified hereby) and the Exhibit hereto, contains the entire agreement between you and the Company with respect to your employment transition and continued service with the Company and supersedes any and all prior understandings or agreements, whether written or oral, with respect to such service. No provision of this Letter Agreement shall be modified or amended except by an instrument in writing duly executed by the parties hereto.

This Letter Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Letter Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. If any term or provision of this Letter Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Letter Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Letter Agreement shall be valid and be enforced to the fullest extent permitted by law.

The Company may withhold from any amounts payable under this Letter Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. The payments and benefits contemplated by this Letter Agreement shall be paid or provided in accordance with the provisions related to Section 409A of the Internal Revenue Code set forth in the applicable benefit plan or award agreement.

This Letter Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Please indicate your agreement to the terms of this Letter Agreement by signing below and returning a copy of it to Jackie Bravo at JBravo@BankUnited.com. We thank you for your service to the Company.

[Signature page follows]

Exhibit 10.2
To confirm the foregoing terms are acceptable to you, please execute and return the copy of this Letter Agreement, which is enclosed for your convenience.

Very truly yours,

BANKUNITED, INC.

/s/ Rajinder Singh
Name:	Rajinder Singh
Title:	Chairman, President & Chief
Executive Officer

Acknowledged and agreed:

/s/ Leslie N. Lunak
Leslie N. Lunak
[Signature Page to Letter Agreement]

Exhibit 10.2
Exhibit A

OUTSTANDING EQUITY AWARDS

Notwithstanding anything to the contrary in any applicable equity award agreement between you and the Company, any equity awards granted to you that are outstanding and unvested as of the date of this Letter Agreement shall be treated as follows, subject to your continued compliance with any restrictive covenants applicable to you (including those set forth in Section 3 of the Letter Agreement) during the Restricted Period. Terms capitalized but not defined below have the meanings ascribed thereto in the applicable award agreement.

Award	Unvested Amounts	Treatment of Unvested Amounts
Restricted Share Units (“RSUs”) granted March 31, 2022; RSUs granted March 24, 2023; RSUs granted March 29, 2024; RSUs granted April 24, 2025.
•2022 RSUs: Remaining 2,146 RSUs scheduled to vest on December 31, 2025.
•2023 RSUs: Remaining 5,842 RSUs scheduled to vest on December 31, 2025.
•2024 RSUs: 4,492 RSUs scheduled to vest on each of December 31, 2025 and December 31, 2026.
•2025 RSUs: 3,736 RSUs scheduled to vest on each of December 31, 2025, December 31, 2026, and December 31, 2027.

Any unvested RSUs that vest in the ordinary course on December 31, 2025 (i.e., 16,216 RSUs) will, together with any dividend awards, be settled promptly following the vesting date in accordance with the applicable award agreement, at the same time as vested RSUs are paid to other Named Executive Officers of the Company, and in any event no later than March 15, 2026.

All RSUs that remain unvested on the Employment Termination Date (i.e., 11,964 RSUs) will be forfeited. For the avoidance of doubt, there shall be no additional vesting of RSUs following January 2, 2026.

Performance Share Units (“PSUs”) granted March 31, 2022; PSUs granted March 24, 2023.
•2022 PSUs: 8,584 PSUs (at target levels), based on a four year performance period through December 31, 2025.
•2023 PSUs: 17,527 PSUs (at target levels), based on a three-year performance period through December 31, 2025.

All unvested PSUs with a performance period scheduled to end on December 31, 2025 (i.e., 26,111 PSUs) will, together with any dividend awards, be settled promptly following the vesting date in accordance with the applicable award agreement and based on actual achievement of relevant performance metrics, at the same time as vested PSUs are paid to other Named Executive Officers of the Company, and in any event no later than March 15, 2026.

Any PSUs that do not vest based on achievement of applicable performance metrics through December 31, 2025 will be forfeited.

PSUs granted March 29, 2024; PSUs granted April 24, 2025.
•2024 PSUs: 13,477 PSUs (at target levels), based on a three-year performance period through December 31, 2026.
•2025 PSUs: 11,208 PSUs (at target levels), based on a three-year performance period through December 31, 2027.

All unvested PSUs with a performance period scheduled to end following the Transition Period (i.e., 2.4 685 PSUs) will remain outstanding and eligible to vest following the Employment Termination Date during the Consulting Period, based on actual achievement of applicable performance metrics over the regular performance period. Any PSUs that become earned and vested, together with any dividend awards, will be settled promptly following the end of the applicable performance period in accordance with the applicable award agreement and based on actual achievement of relevant performance metrics, at the same

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Exhibit 10.2

Award	Unvested Amounts	Treatment of Unvested Amounts

time as PSUs are settled for other Named Executive Officers of the Company, and in any event no later than March 15 of the calendar year following the end of the applicable performance period.

Any PSUs that do not vest based on achievement of applicable performance metrics through the end of the regular performance period will be forfeited.

In the event a Change in Control occurs prior to the end of the regular performance period for any outstanding PSUs, such PSUs shall immediately vest upon such Change in Control, with the number of PSUs that vests to be no less than 100% of the Target Award (with any amount that may vest in excess of 100% of the Target Award to be as determined in the sole discretion of the Committee). PSUs that vest in accordance with the immediately preceding sentence shall, together with any dividend awards, be settled promptly following the Change in Control, and in any event no later than the earlier of ninety (90) days following the Change in Control and March 15 of the calendar year following the calendar year in which the Change in Control occurs.

For the avoidance of doubt, in the event a Change in Control occurs prior to the end of the regular performance period for any outstanding PSUs, the restrictive covenants set forth in your equity award agreements governing such PSUs and in Section 3 of the Letter Agreement shall continue to apply during the Restricted Period.

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